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                                                                      EXHIBIT 18

November 1, 2000

Rockwell International Corporation
777 East Wisconsin Avenue, Suite 1400
Milwaukee, Wisconsin  53202

Dear Sirs/Madams:

We have audited the consolidated financial statements of Rockwell International Corporation and its subsidiaries as of September 30, 2000 and 1999, and for each of the three years in the period ended September 30, 2000, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated November 1, 2000, which expresses an unqualified opinion and includes an explanatory paragraph concerning a change in the method of determining the cost of certain inventories from the last-in, first-out method to the first-in, first-out method. Note 1 to such financial statements contains a description of your change during the year ended September 30, 2000 in the method of determining the cost of certain inventories from the last-in, first-out method to the first-in, first-out method. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin